Exhibit 99

FOR IMMEDIATE RELEASE

October 29, 2013

Contact:	Laura Ulbrandt (212) 460-1900

LEUCADIA NATIONAL CORPORATION ANNOUNCES APPOINTMENT OF

FRANCISCO L. BORGES TO ITS BOARD OF DIRECTORS

New York, New York – October 29, 2013 - Leucadia National Corporation (NYSE: LUK) announced today that the Board of Directors of Leucadia has elected Francisco L. Borges to the Board of Directors.

Mr. Borges is Chairman of Landmark Partners, an institutional alternative investment firm, specializing in private equity and real estate secondary market acquisitions. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company. Mr. Borges is a member of the Board of Directors of Assured Guaranty, Davis Selected Funds and is Chairman of the Board of Trustees for Connecticut Public Broadcasting Network. He is a Board member of the Knight Foundation, the University of Connecticut Medical/Dental School and Health Center Board of Directors and serves on the Millbrook School Board of Trustees. Mr. Borges is a former member of the Board and Treasurer of the National Association for the Advancement of Colored People and Board of Hartford Foundation for Public Giving. Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut, and a J.D. from the University of Connecticut - School of Law.

Richard B. Handler, Chief Executive Officer stated “We welcome Frank to the Board of Directors and look forward to working closely with him toward our goals to create long-term value for all of our shareholders, clients, employee-partners and bondholders.”

Brian P. Friedman, President stated “We are delighted that Frank has agreed to join our Board. Frank’s background, expertise and skills will complement those of our other Board members and will provide the Board with a wealth of knowledge and experience.”